EXHIBIT 5.2

October 15, 2015

Board of Directors
WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

Ladies and Gentlemen:

We have acted as counsel to Wafergen Bio-systems, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (“Securities Act”) (such Registration Statement, the “462(b) Registration Statement”).  The 462(b) Registration Statement relates to the Registration Statement on Form S-1 (File No. 333-206397) originally filed with the Commission by the Company on August 14, 2015 (as amended, the “Registration Statement”) under the Securities Act.  The 462(b) Registration Statement and the Registration Statement relate to the proposed issuance and sale by the Company of (A) Class A Units (the “Class A Units”) consisting of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and warrants to purchase Common Stock (“Warrants”), which may be issued under warrant agreements, to be dated on or about the date of the first issuance of the applicable Warrants thereunder, by and between a warrant agent to be selected by the Company (the “Warrant Agent”) and the Company, in substantially the form filed as an exhibit to the Registration Statement (the “Warrant Agreement”), (B) Class B Units (the “Class B Units, and collectively with the Class A Units, the “Units”) consisting of shares of the Company’s Series 2 Convertible Preferred Stock, $0.001 par value per share (the “Series 2 Preferred Stock”) and Warrants, (C) shares of Common Stock issuable upon conversion of the shares of Series 2 Preferred Stock, and (D) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The proposed maximum aggregate offering price of the Units is $17,250,000 and the proposed maximum aggregate offering price of the Warrant Shares is $24,840,000.  The Units are to be sold by the Company pursuant to an underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Ladenburg Thalmann & Co., Inc. on behalf of themselves and as representative to the several underwriters to be named therein.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the 462(b) Registration Statement, the Registration Statement, the Underwriting Agreement, the Company’s Amended and

WaferGen Bio-systems, Inc.
October 15, 2015

Restated Certificate of Incorporation, as amended through the date hereof (“Certificate of Incorporation”), the Certificate of Designation of Preferences, Rights and Limitations of the Series 2 Preferred Stock to be filed with the Secretary of State of the State of Nevada (the “Certificate of Designation”), the Company’s By-laws, as amended through the date hereof (the “By-laws”), and resolutions adopted by the Board of Directors of the Company relating to the Registration Statement.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have further assumed that the Company does not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to exercise of the Warrants.  We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of New York.

Based upon and subject to the foregoing, with respect to the Warrants issued under the Warrant Agreement and offered under the 462(b) Registration Statement and the Registration Statement, provided that (i) the 462(b) Registration Statement and the Registration Statement and any required post-effective amendment thereto are effective under the Securities Act and any related prospectus required by applicable law (“Prospectus”) have been delivered and filed as required by such laws; (ii) the Warrant Agreement has been duly authorized by the Company and the Warrant Agent by all necessary corporate action; (iii) the Warrant Agreement has been duly executed and delivered by the Company and the Warrant Agent; (iv) the terms of the Warrants and their issuance and sale have been duly authorized by the Company by all necessary corporate action; (v) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement and as described in the Registration Statement and the related Prospectus, so as not to violate any applicable law or result in a default or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Certificate of Incorporation, the Certificate of Designation and the By-laws, and so comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Warrants have been duly executed and delivered by the Company and authenticated by the Warrant Agent pursuant to the Warrant Agreement and

WaferGen Bio-systems, Inc.
October 15, 2015

delivered against payment therefor, then the Warrants, when issued and sold in accordance with the Warrant Agreement and a duly authorized, executed and delivered underwriting agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.2 to the 462(b) Registration Statement.  We also consent to the reference to our firm in the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP